Exhibit 23.5

25 February 2016

The Board of Directors

HSBC Holdings plc

I, C G Singer, hereby consent to be named as valuation actuary of the HSBC Bank (UK) Pension Scheme in the Annual Report on Form 20-F for the year ended December 31, 2014 of HSBC Holdings plc (the “Company”) and incorporated by reference in the Post-effective Amendment No. 1 to the Company’s Registration Statement on Form F-3 (File No. 333-202420) to be filed on or about February 25, 2016.

Sincerely
/s/ C G Singer
C G Singer
Fellow of the Institute and Faculty of Actuaries

Colin Singer

Consulting Actuary

Watson House

London Road

Reigate

Surrey RH2 9PQ

UK

T	+44 1737 241144
D	+44 1737 274192
F	+44 1737 241496
E	colin.singer@willistowerswatson.com
W	willistowerswatson.com

Towers Watson Limited is registered in England and Wales

Registration number 5379716, Registered address Watson House, London Road, Reigate, Surrey RH2 9PQ, UK.

Authorised and regulated by the Financial Conduct Authority.